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AIR TRANSPORTATION HOLDING COMPANY, INC. AND SUBSIDIARIES

Exhibit 11.1

Computation of Primary and Fully Diluted Earnings Per Common Share
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                                      For year ended March 31,
                                    1997         1996           1995

NET EARNINGS                     $1,323,204    $1,612,047    $1,597,553


WEIGHTED AVERAGE COMMON SHARES:

   Primary:
    Weighted average shares
    outstanding                   2,656,215     2,771,025     2,867,766
     Dilutive stock options         137,370       248,806       444,621
                                  2,793,585     3,019,831     3,312,387
   Fully Diluted:
    Weighted average shares
    outstanding                   2,656,215     2,771,025     2,867,766
     Dilutive stock options         124,170       250,054       426,988
                                  2,780,385     3,021,079     3,294,754
NET EARNINGS PER COMMON SHARE:

   Primary
   Net earnings                       $0.47         $0.53         $0.48

   Fully Diluted
   Net earnings                       $0.47         $0.53         $0.48
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